Exhibit 21.1

SOUTHWEST WATER COMPANY AND SUBSIDIARIES

Subsidiaries of the Registrant

Name of Subsidiary / Affiliate	Jurisdiction of Incorporation

Aqua Services, LP	Texas
AquaSource Services I, LLC	Delaware
AquaSource Services II, LLC	Delaware
CDC Maintenance, Inc.	Texas
CHA Utilities, LLC.	Texas
CHA Utility Company, LTD.	Texas
ECO Capistrano Valley, Inc.	Delaware
ECO Resources, Inc.	Texas
ECO Southern California, Inc. *	California
Hornsby Bend Utility Company	Texas
Inland Pacific Development Company, LLC *	Delaware
Inland Pacific Water Company *	California
Inverness Utility Company, Inc.	Texas
Lab-tech Corporation *	Texas
METRO-H2O Utilities, Inc.	Texas
Mid-Tex Utility Company, Inc.	Texas
Midway Water Utilities, Inc.	Texas
Monarch Utilities I, LP	Texas
Monarch Utilities, Inc.	Texas
Monarch Utilities, LLC	Texas
New Mexico Utilities, Inc.	New Mexico
Novus Utilities, Inc.	Delaware
Operations Technologies, Inc.	Georgia
SOCI, Inc. *	Delaware
Southwest Environmental Laboratories, Inc.	Texas
Southwest Water Alabama, Inc.	Alabama
Southwest Water Florida, Inc. *	Florida
Southwest Water Government Services Company	Delaware
Southwest Water Services Group Houston, Inc.	Delaware
Suburban Water Systems	California
SW Operating Services Company *	Delaware
SW Resource Management Company	Delaware
SW Utility Company	Texas
Tenkiller Utility Company	Oklahoma
TWC Utility Company, LLC	Texas
Wastewater Rehabilitation Inspections, Inc.	Texas
Water Quality Management Corporation	Colorado
Water Suppliers Mobile Communication Service	California
Windermere Utility Company	Texas

* - Inactive